UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014

UNITED CONTINENTAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2014, United Continental Holdings, Inc. (“UAL”) provided officers (other than the Chief Executive Officer (the “CEO”)) notice of non-renewal of the officers’ employment agreements at the end of the current term, each of which expires on September 30, 2014. Upon expiration of the employment agreements, the officers (other than the CEO) will be participants in severance plans which become effective October 1, 2014.

UAL previously entered into employment agreements with each of the named executive officers, including James E. Compton, UAL’s Vice Chairman and Chief Revenue Officer; Jeffrey T. Foland, UAL’s Executive Vice President – Marketing, Technology and Strategy; and John D. Rainey, UAL’s Executive Vice President and Chief Financial Officer. Messrs. Compton, Foland and Rainey are referred to herein as the “Participating Officers”. Notice of non-renewal was provided at the direction of the Compensation Committee of the Board of Directors of UAL.

The severance plan in which the Participating Officers will participate is designed to be consistent with current market practices and to maintain the separation benefits that are provided under the employment agreements. The severance plan provides the Participating Officers certain payments and benefits upon termination of employment. In the event the employment of any of the Participating Officers is terminated by UAL without “cause” or by the Participating Officer for “good reason” (as defined in the severance plan), such Participating Officer will receive a cash severance payment equal to two times the sum of his annual base salary and target annual incentive compensation opportunity as in effect immediately prior to termination (or, for officers subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the target annual incentive compensation opportunity for the preceding year). The severance plan further provides that the Participating Officers will be entitled to continued coverage pursuant to UAL’s or an affiliate’s welfare benefit plans for 24 months. With respect to the Participating Officers, “good reason” is defined in the severance plan, and also includes, for Mr. Foland, his assignment to report to a person other than the CEO of UAL, which is a provision that survives the expiration of his employment agreement.

Consistent with UAL’s prior decision to eliminate gross-up payments for the excise taxes that may be levied on “excess parachute payments” (within the meaning of Section 280G of the Code) made to the Participating Officers and certain other individuals upon a change in control, the severance plan provides that in the event a Participating Officer receives any excess parachute payments, he or she will have to either pay the excise tax without any assistance from UAL or its affiliates or have the payments reduced, if it would be more favorable to the executive on an after-tax basis.

Upon termination of employment other than by UAL for “cause,” the Participating Officers will continue to receive travel privileges under the UAL Officer Travel Policy. The implementation of the severance plan will not result in any modifications to the existing travel privileges currently provided under the UAL Officer Travel Policy. The travel privileges allow the executives and their family members and significant others travel on UAL flights and certain airline partners (subject to an annual cap). Consistent with the retired officer flight policies of United and Continental as in effect prior to the 2010 merger, the Participating Officers (other than Mr. Rainey, who did not have a grandfathered right) will continue to receive a tax reimbursement (subject to an annual cap) on these privileges after termination of employment.

The severance plan provides that all termination payments and obligations of UAL or its affiliates are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against UAL or its affiliates.

The foregoing description of the severance plan is qualified in its entirety by the full text of the severance plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a) - (c)	Not applicable.

(d)	Exhibits:

Exhibit Number	Description of Exhibit

10.1	United Continental Holdings, Inc. Executive Severance Plan (effective October 1, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Jeffery A. Smisek
Name:	Jeffery A. Smisek
Title:	President and Chief Executive Officer

Date: June 20, 2014

Exhibit Number	Description of Exhibit

10.1	United Continental Holdings, Inc. Executive Severance Plan (effective October 1, 2014)